UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2024

Magnachip Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Magnachip Semiconductor, Ltd.

15F, 76 Jikji-daero 436beon-gil, Heungdeok-gu

Cheongju-si, Chungcheongbuk-do, 28581, Republic of Korea

(Address of principal executive offices)

Not Applicable

(Zip Code)

(352) 45-62-62

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 29, 2024, Woungmoo Lee resigned from his position as Executive Vice President and General Manager of Mixed-Signal Solutions of Magnachip Semiconductor Corporation (the “Company”), to be effective as of 11:59 p.m. (Korea Time) on July 31, 2024. Mr. Lee also resigned from his position as General Manager of Mixed-Signal Solutions of Magnachip Mixed-Signal, Ltd., the Korean operating subsidiary of the Company (“MMS”), and from all other positions held by him as of such time and date. Mr. Lee will continue to provide consulting services to the Company following his resignation as described below.

(e) In connection with Mr. Lee’s resignation and termination of his Employment Agreement with the Company and Magnachip Semiconductor, Ltd. (“MSK”), Mr. Lee, the Company, MSK and MMS entered into a separation agreement dated as of July 29, 2024 (the “Separation Agreement”), pursuant to which the Company has agreed to the following: (i) the Company will pay Mr. Lee a cash severance payment equal to twelve times his monthly base salary, payable ratably over a period of twelve months after the separation date (with the first payment being paid two months after the separation date), together with any annual bonus earned for calendar year 2024, which shall be prorated on a daily basis, and (ii) any outstanding unvested equity awards held by Mr. Lee will be treated in accordance with the terms set forth in the Company’s applicable equity incentive plan and the applicable award agreements, solely for the purpose of this clause (ii), as if Mr. Lee’s separation was deemed to be “termination without Cause” rather than “resignation without Good Reason” under the applicable equity incentive plan and such award agreements (collectively, the “Separation Benefits”). The Separation Benefits are contingent on the execution and non-revocation of the Release of Claims (as defined below) and Mr. Lee’s compliance with all other terms of his Confidentiality Agreement, Proprietary Information and Invention Assignment Agreement, the Separation Agreement and the Release of Claims.

In connection with the Separation Agreement, Mr. Lee also entered into a release with the Company, MSK and MMS whereby Mr. Lee released all claims he may have against the Company, MSK, MMS or their respective affiliates, subsidiaries, representatives and other related parties in exchange for the Separation Benefits and the other applicable severance benefits set forth in the Separation Agreement (the “Release of Claims”).

On July 29, 2024, Mr. Lee entered into a consulting agreement (the “Consulting Agreement”) with MMS pursuant to which Mr. Lee will serve as an advisor to MMS and provide strategic guidance and sales support, as well as to facilitate a smooth management transition. The Consulting Agreement has a term of 11 months and provides for Mr. Lee to receive compensation of approximately $9,383.57 per month, as well as expense reimbursements and transportation and technology allowances.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement are qualified in their entirety by reference to the full text of the Separation Agreement and the Consulting Agreement, which are field as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated as of July 29, 2024, by and among the Company, MSK, MMS and Woungmoo Lee.

10.2	Consulting Agreement, dated as of August 1, 2024, by and between MMS and Woungmoo Lee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2024	MAGNACHIP SEMICONDUCTOR CORPORATION

	By:	/s/ Theodore Kim
	Name:	Theodore Kim
	Title:	Chief Compliance Officer, General Counsel and Secretary